Exhibit (h)(16)

AMENDMENT TO

TRANSFER AGENCY AND SERVICE AGREEMENT

AMENDMENT, dated June 1, 2010 to the Transfer Agency and Service Agreement (the “Agreement”) entered into on October 3, 2008 by and between Pacific Investment Management Company LLC (the “Administrator”), on behalf of PIMCO Funds, PIMCO Variable Insurance Trust, PIMCO Equity Series and PIMCO Equity Series VIT (each a “Trust,” together the “Trusts”) and Boston Financial Data Services, Inc. (the “Transfer Agent”). Capitalized terms used in this Amendment without definition shall have the respective meanings given to such terms in the Agreement.

WHEREAS, the Administrator administers all of the operations of each Trust pursuant to a Supervision and Administration Agreement between each Trust and the Administrator, and procures or provides for the procurement on behalf of each Trust, at the Administrator’s expense, certain supervisory and administrative and other services, including among others, transfer agency and recordkeeping services; and

WHEREAS, pursuant to the Agreement, the Transfer Agent is appointed as transfer agent, dividend disbursing agent and agent in connection with certain other activities, as set forth in the Agreement, of each Trust and the Portfolios; and

WHEREAS, the Administrator and the Transfer Agent desire to amend the Agreement to amend and restate certain provisions of the Agreement relating to the standard of care.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, the Administrator and the Transfer Agent hereby agree to amend the Agreement pursuant to the terms thereof, as follows:

I.	Standard of Care

Section 9 of the Agreement is hereby deleted and new Section 9 of the Agreement is hereby added, as of the effective date of this Amendment, as set forth below.

9.	Standard of Care

The Transfer Agent shall at all times act in good faith and agrees to use commercially reasonable best efforts to ensure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and that Section 4-209 of the Uniform Commercial Code is superseded by Section 9 of this Agreement.

The standard of care under this Section 9 also shall apply to Exception Services, as defined in Section 2.3 herein. Notwithstanding the foregoing, the Transfer Agent’s aggregate liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided by the Transfer Agent under this Agreement for all of the Portfolios subject to this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed the aggregate of the amounts actually received hereunder by the Transfer Agent as fees and charges, but not including reimbursable expenses, for all of the Portfolios covered by this Agreement during the twenty-four (24) calendar months under this Agreement or under the preceding agreements between the Administrator and the Transfer Agent (if this Agreement has been in place for less than twenty-four months), immediately preceding the first event for which recovery from the Transfer Agent is being sought. The foregoing limitation on liability shall not apply to any loss or damage resulting from any fraud committed by the Transfer Agent or its employees or agents or any intentional malevolent acts by the Transfer Agent’s employees. For purposes of this Section 9, “intentional malevolent acts” shall mean those acts undertaken purposefully under the circumstances in which the person knows or has reason to believe that such acts violate this Agreement and are likely to cause damage or harm.

II.	Other

This Amendment may not be assigned by either party without the consent of the other party.

Except as expressly provided herein, the Agreement shall remain in full force and effect in accordance with its terms.

The Administrator and the Transfer Agent represent and warrant that all of the representations, warranties and undertakings made in the Agreement continue to be true as of the date of this Amendment and will continue in full force and effect until further notice.

III.	Effectiveness

This Amendment shall be effective upon its execution hereof and may be executed in counterparts, each of which shall be deemed to be an original.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and behalf by its duly authorized representative as of the date first above written.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Peter G. Strelow
Name:	Peter G. Strelow
Title:	Executive Vice President

BOSTON FINANCIAL DATA SERVICES, INC.

By:	/s/ Mark Scovell
Name:	Mark Scovell
Title:	Senior Vice President

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